UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 29, 2023

GENPACT LIMITED
(Exact name of registrant as specified in its charter)

Bermuda	001-33626	98-0533350
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Canon's Court, 22 Victoria Street
Hamilton HM 12, Bermuda
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (441) 298-3300

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common shares, par value $0.01 per share	G	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 29, 2023, Genpact Limited (the “Company”) and Kathryn Stein, its Senior Vice President, Chief Strategy Officer and Global Business Leader, Enterprise Services and Analytics, agreed that Ms. Stein would separate from the Company, effective January 12, 2024 (the “Separation Date”). The Company expressed its appreciation for Ms. Stein’s contributions and service to the Company.

In connection with Ms. Stein’s departure, Ms. Stein and the Company entered into a separation agreement and general release (the “Separation Agreement”), dated November 29, 2023, confirming the terms of Ms. Stein’s separation from the Company. Pursuant to the Separation Agreement and subject to Ms. Stein’s non-revocation of a general release of claims in favor of the Company and its affiliates, Ms. Stein is entitled to receive the following payments and benefits on or after the Separation Date: (i) a lump sum payment of $650,000, less applicable deductions, equaling Ms. Stein’s unpaid annual bonus for calendar year 2023, (ii) a lump sum payment in an amount equal to any benefits accrued and due to Ms. Stein under any applicable benefit plans and programs of the Company, less applicable deductions, (iii) severance payments equal to six months of Ms. Stein’s base salary, plus seven additional weeks of her base salary based on her years of service with the Company, or $413,000, less applicable deductions, to be paid in equal installments over the 12-month period following the Separation Date, (iv) a lump sum payment of $60,606, less applicable deductions, equaling the cost that would be payable by the Company to obtain continued heath care coverage for Ms. Stein and her spouse and eligible dependents, as applicable, under the Company’s employee group health plan for the 18-month period following the Separation Date, and (v) a lump sum payment of $21,000, less applicable deductions, equaling Ms. Stein’s pro-rated unpaid annual bonus for calendar year 2024.

In addition, with respect to certain of Ms. Stein’s outstanding and unvested options, restricted share unit awards and performance share awards, the Separation Agreement provides for accelerated vesting of such equity awards with respect to the number of shares that would have vested had Ms. Stein continued in employment or service for a period of 12 months following the Separation Date. Unvested option awards held by Ms. Stein that are subject to accelerated vesting pursuant to the Separation Agreement (as well as any previously vested portion of such options) will remain exercisable for a period of six months following the Separation Date (or, if earlier, until the expiration of the term of such option). The severance benefits set forth herein are subject to Ms. Stein’s compliance with certain non-competition and non-solicitation covenants for a period of one year after the Separation Date.

In addition to the non-competition and non-solicitation covenants described above, the Separation Agreement also provides for, among other things, a release of claims by Ms. Stein in favor of the Company and its affiliates and continuing confidentiality, non-disparagement and cooperation obligations applicable to Ms. Stein.

The foregoing description of the Separation Agreement is a summary only and is qualified in its entirety by reference to the Separation Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits:

10.1	Separation Agreement and General Release, dated as of November 29, 2023, by and between the Company and Kathryn Stein
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENPACT LIMITED

Date: November 30, 2023	By:	/s/ Heather D. White
	Name:	Heather D. White
	Title:	Senior Vice President, Chief Legal Officer and Secretary